Filed Pursuant to Rule 424(b)(3)

Registration No. 333-272749

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated August 9, 2023)

666,925 Shares of Common Stock

Pre-Funded Warrants to Purchase 3,948,460 Shares of Common Stock

Common Warrants to Purchase 4,615,385 Shares of Common Stock

3,948,460 Shares of Common Stock Underlying the Pre-Funded Warrants

4,615,385 Shares of Common Stock Underlying the Common Warrants

This prospectus supplement updates, amends, and supplements the prospectus dated August 9, 2023 (as amended and supplemented, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-272749).

This prospectus supplement is being filed to update, amend, and supplement the information in the Prospectus with the information contained in our Current Reports on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on February 20, 26 and 28, 2024 (the “Current Reports”), to disclose, among other things, a 1-for-19 reverse stock split of the Company’s outstanding common stock which became effective at 12:01 A.M. Eastern Time on February 28, 2024, as more fully described below. Accordingly, we have attached the Current Reports to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our common stock is traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “ATNF”. On February 27, 2024, the last reported sale price for our common stock as reported on Nasdaq was $0.195 per share.

INVESTING IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. SEE THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is February 28, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 20, 2024

180 LIFE SCIENCES CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38105	90-1890354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 El Camino Real, Bldg. 4, Suite 200 Palo Alto, CA	94306
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 507-0669

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ATNF	The NASDAQ Stock Market LLC
Warrants to purchase shares of Common Stock	ATNFW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On February 12, 2024, the judge in 180 Life Sciences Corp.’s (the “Company’s”) pending lawsuit in the U.S. District Court Northern District of California, San Jose Division, granted a Motion for Partial Summary Judgment against AmTrust International Underwriters DAC (“AmTrust”), which was the premerger directors’ and officers’ insurance policy underwriter for the Company and the Company’s excess insurance carrier, Freedom Specialty Insurance Company (“Freedom”), and ordered as follows:

(a)        AmTrust is obligated under its insurance policy with the Company to advance to the Company all defense costs in excess of the deductible that the Company has advanced or will advance to Dr. Marlene Krauss, the Company’s former Chief Executive Officer and Director, and George Hornig, the former Chairman of the Board of Directors, in connection with certain subpoenas issued by the Securities and Exchange Commission; and

(b)        upon exhaustion of the AmTrust insurance policy, Freedom is obligated to do the same pursuant to its excess liability insurance policy with the Company.

This Order applies until the final disposition of the case, but does not constitute a final judgment, and both the Company and the two insurers retain their rights to contest all applicable issues at trial, which is scheduled for May 12, 2025.

The AmTrust insurance policy has a limit of $3 million and the Freedom insurance policy has a limit of $2 million.

It is unclear whether the defendants will take steps to appeal this order, the outcome of any such appeal, the timing of our receipt of any funds we may receive pursuant to the order related to reimbursement of amounts related to the Securities and Commission subpoenas, if any, or such amounts that we may ultimately receive.

A final judgment following trial could potentially confirm these obligations of the insurers or, alternatively, reverse and require the Company to repay all or certain portions of such advance payments. There is no assurance at this time as to what the final judgment may entail.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

180 LIFE SCIENCES CORP.

Date: February 20, 2024	By:	/s/ James N. Woody, M.D., Ph.D.
James N. Woody, M.D., Ph.D.
Chief Executive Officer

2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2024

180 LIFE SCIENCES CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38105	90-1890354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 El Camino Real, Bldg. 4, Suite 200 Palo Alto, CA	94306
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 507-0669

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ATNF	The NASDAQ Stock Market LLC
Warrants to purchase shares of Common Stock	ATNFW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities.

On February 21, 2024, the holder of pre-funded warrants to purchase shares of common stock of 180 Life Sciences Corp. (the “Company”), at an exercise price of $0.0001 per share, exercised warrants to purchase 1,111,878 shares of common stock for $111.19 of cash, and was issued 1,111,878 shares of common stock upon exercise thereof. The exercise of the warrants was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. The resale of the shares of common stock issuable upon exercise of the warrants was registered under a registration statement declared effective under the Securities Act.

After the issuance described above (which is in process), the Company will have 11,270,710 shares of common stock issued and outstanding.

Item 8.01. Other Events.

On February 26, 2024, the Company issued a press release announcing that its Board of Directors has approved a one-for-19 reverse stock split (the “Reverse Stock Split”) of the Company’s outstanding common stock. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

The Reverse Stock Split is expected to become effective on February 28, 2024 at 12:01 p.m. Eastern Time (the “Effective Time”), with shares to begin trading on a split-adjusted basis at market open on February 28, 2024. In connection with the Reverse Stock Split, every 19 shares of the Company’s common stock issued and outstanding as of the Effective Time will be automatically converted into one share of the Company’s common stock.

The reverse split will effect all issued and outstanding shares of common stock. All outstanding options, warrants, and other securities entitling their holders to purchase or otherwise receive shares of common stock will be adjusted as a result of the reverse split, as required by the terms of each security. The number of shares available to be awarded under the Company’s equity incentive plans will also be appropriately adjusted. Following the reverse split, the par value of the Common Stock will remain unchanged at $0.0001 par value per share. The reverse split will not change the authorized number of shares of common stock or preferred stock. No fractional shares will be issued in connection with the reverse split, and stockholders who would otherwise be entitled to receive a fractional share will instead receive one whole share of common stock in lieu of such fractional share.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated February 26, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

180 LIFE SCIENCES CORP.

Date: February 26, 2024	By:	/s/ James N. Woody, M.D., Ph.D.
James N. Woody, M.D., Ph.D.
Chief Executive Officer

2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2024

180 LIFE SCIENCES CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38105	90-1890354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 El Camino Real, Bldg. 4, Suite 200 Palo Alto, CA	94306
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 507-0669

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ATNF	The NASDAQ Stock Market LLC
Warrants to purchase shares of Common Stock	ATNFW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders

The information set forth in Item 5.03 is hereby incorporated into this Item 3.03 by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Reverse Stock Split

As discussed in greater detail in Item 5.07 of the Current Report on Form 8-K filed by 180 Life Sciences Corp. (the “Company,” “we,” “our,” or “us”) with the Securities and Exchange Commission on February 16, 2024, on February 16, 2024, at a Special Meeting of the Stockholders (the “Special Meeting”), of the Company, the stockholders of the Company approved an amendment to the Company’s Second Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our issued and outstanding shares of our common stock, par value $0.0001 per share, by a ratio of between one-for-four to one-for-forty, inclusive, with the exact ratio to be set at a whole number to be determined by our Board of Directors or a duly authorized committee thereof in its discretion, at any time after approval of the amendment and prior to February 16, 2025 (the “Stockholder Authority”).

On February 16, 2024, and following the Special Meeting, the Company’s Board of Directors (the “Board”), with the Stockholder Authority, approved an amendment to our Second Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio of 1-for-19 (the “Reverse Stock Split”). The Reverse Stock Split is more fully described in the Company’s definitive proxy statement, which was filed with the Securities and Exchange Commission (the “Commission”) on December 26, 2023.

On February 26, 2024, we filed a Certificate of Amendment to our Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to effect the Reverse Stock Split. A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1 and is incorporated by reference herein.

Pursuant to the Certificate of Amendment, the Reverse Stock Split will be effective on February 28, 2024 at 12:01 a.m. Eastern Time (the “Effective Time”). The shares of the Company’s common stock are expected to begin trading on the NASDAQ Capital Market (“NASDAQ”) on a post-split basis on February 28, 2024, with new CUSIP number: 68236V302. No change was made to the trading symbol for the Company’s shares of common stock or public warrants, “ATNF” and “ATNFW”, respectively, in connection with the Reverse Stock Split.

At the Effective Time, every nineteen (19) shares of issued and outstanding common stock will be converted into one (1) share of issued and outstanding common stock, and the total outstanding shares of common stock will be reduced from approximately 11.3 million to approximately 0.6 million, without giving effect to any rounding up of fractional shares. The Company’s transfer agent, Continental Stock Transfer & Trust Company (“Continental”), will serve as exchange agent for the Reverse Stock Split and will provide instructions to stockholders of record regarding the Reverse Stock Split, to the extent applicable.

Because the Certificate of Amendment did not reduce the number of authorized shares of our common stock, the effect of the Reverse Stock Split was to increase the number of shares of our common stock available for issuance relative to the number of shares issued and outstanding. The Reverse Stock Split did not alter the par value of our common stock or modify any voting rights or other terms of our common stock.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to have their fractional shares rounded up to the nearest whole share. No stockholders will receive cash in lieu of fractional shares.

Each certificate that immediately prior to the Effective Time represented shares of our common stock (“Old Certificates”) shall thereafter represent that number of shares of our common stock into which the shares of our common stock represented by the Old Certificate shall have been combined, subject to the adjustment for fractional shares as described above. Unless otherwise requested by the stockholder, Continental will be issuing all of the post-split shares in paperless, “book-entry” form, and unless otherwise requested by the stockholder, Continental will hold the shares in an account set up for the stockholder. All book-entry or other electronic positions representing issued and outstanding shares of our common stock will be automatically adjusted. Those stockholders holding our common stock in “street name” will receive instructions from their brokers.

In addition, the number of shares of common stock issuable upon exercise of our stock options and other equity awards (including shares reserved for issuance under the Company’s equity compensation plans) were proportionately adjusted by the applicable administrator, using the 1-for-19 ratio, and rounded down to the nearest whole share, to be effective at the Effective Time, pursuant to the terms of the Company’s equity plans. The conversion rates of our preferred stock (of which none are outstanding) will also be adjusted in a ratio of 1-for-19. The number of shares issuable upon exercise of our outstanding warrants to purchase shares of common stock outstanding at the Effective Time will also be equitably adjusted pursuant to the terms of such securities in connection with the 1-for-19 Reverse Stock Split. In addition, the exercise price for each outstanding stock option and warrant will be increased in inverse proportion to the 1-for-19 split ratio such that upon an exercise, the aggregate exercise price payable by the optionee or warrant holder to the Company for the shares subject to the option or warrant will remain approximately the same as the aggregate exercise price prior to the Reverse Stock Split, subject to the terms of such securities.

Further, pursuant to the terms of the Company’s Class K Special Voting Shares (the “Voting Stock”), following the Effective Time, the Voting Stock is now convertible into a number of shares of common stock equal to, and votes a number of voting shares equal to, 14 shares.

Each stockholder’s percentage ownership interest in the Company and proportional voting power remains virtually unchanged as a result of the Reverse Stock Split, except for minor changes and adjustments that will result from rounding fractional shares into whole shares. The rights and privileges of the holders of shares of common stock will be substantially unaffected by the Reverse Stock Split.

The above description of the Certificate of Amendment and the Reverse Stock Split is a summary of the material terms thereof and is qualified in its entirety by reference to the Certificate of Amendment, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Reason for the Reverse Stock Split

The Company is effecting the Reverse Stock Split to satisfy the $1.00 minimum bid price requirement, as set forth in Nasdaq Listing Rule 5550(a)(2), for continued listing on The NASDAQ Capital Market. As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on September 8, 2023, on September 7, 2023, the Company received a deficiency letter from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that, for the preceding 30 consecutive business days, the closing bid price for the common stock was trading below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Requirement”). In accordance with Nasdaq Rules, the Company has been provided an initial period of 180 calendar days, or until March 5, 2024 (the “Compliance Date”), to regain compliance with the Bid Price Requirement. If at any time before the Compliance Date the closing bid price for the Company’s common stock is at least $1.00 for a minimum of 10 consecutive business days, the Staff will provide the Company written confirmation of compliance with the Bid Price Requirement. By effecting the Reverse Stock Split, the Company expects that the closing bid price for the common stock will increase above the $1.00 per share requirement.

Item 8.01. Other Events

The information provided in Item 5.03 is hereby incorporated by reference.

The Company has a registration statement on Form S-3 (File No. 333-265416) and three registration statements on Form S-8 (File No. 333-259918, File No. 333-266716 and File No. 333-274276) on file with the Commission. Commission regulations permit the Company to incorporate by reference future filings made with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offerings covered by registration statements filed on Form S-3 or Form S-8. The information incorporated by reference is considered to be part of the prospectus included within each of those registration statements. Information in this Item 8.01 of this Current Report on Form 8-K is therefore intended to be automatically incorporated by reference into each of the active registration statements listed above, thereby amending them. Pursuant to Rule 416(b) under the Securities Act, the amount of undistributed shares of common stock deemed to be covered by the effective registration statements of the Company described above are proportionately reduced as of the Effective Time to give effect to the Reverse Stock Split.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.

(d) Exhibits

Exhibit	Description

3.1	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of 180 Life Sciences Corp., filed with the Secretary of State of Delaware on February 26, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2024

180 LIFE SCIENCES CORP.

By:	/s/ James N. Woody, M.D., Ph.D.
	Name:	James N. Woody, M.D., Ph.D.
	Title:	Chief Executive Officer

4